Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

DUKE ENERGY CORPORATION

and

Dated as of December     , 2006

i

Schedules

Schedule 1.1(14)	Campeche Companies
Schedule 1.1(44)	Duke Energy Group entities
Schedule 1.1(53)	Exclusive Duke Energy Contingent Gains
Schedule 1.1(54)	Exclusive Duke Energy Contingent Liabilities
Schedule 1.1(55)	Exclusive GasCo Contingent Gains
Schedule 1.1(56)	Exclusive GasCo Contingent Liabilities
Schedule 1.1(62)(v)	Additional GasCo Assets
Schedule 1.1(62)(A)	Assets not considered Gas Assets
Schedule 1.1(64)(vi)	Gas Contracts
Schedule 1.1(74)	GasCo Group entities
Schedule 1.1(65)(i)	Gas Liabilities
Schedule 1.1(65)(v)	Gas Liabilities Relating to Indebtedness
Schedule 1.1(65)(vii)	Gas Guarantees

Schedule 1.1(65)(viii)	Gas Actions
Schedule 1.1(65)(A)	Liabilities not considered Gas Liabilities
Schedule 1.1(112)(a)	Companies considered PanEnergy Companies
Schedule 1.1(112)(b)	Companies not considered PanEnergy Companies
Schedule 1.1(117)(vii)	Power Assets
Schedule 1.1(117)(A)	Assets not considered Power Assets
Schedule 1.1(119)(v)	Power Contracts
Schedule 1.1(119)(vi)	Power Actions
Schedule 1.1(119)(ix)	Power Guarantees
Schedule 1.1(120)(i)	Power Liabilities
Schedule 1.1(120)(v)	Power Liabilities Relating to Indebtedness
Schedule 1.1(120)(A)	Liabilities not considered Power Liabilities
Schedule 1.1(142)(iii)	Unallocated Liabilities
Schedule Section 2.4(a)	Intercompany Accounts to be Settled
Schedule Section 2.4(b)	Intercompany Accounts not to be Settled
Schedule 2.5(a)	GasCo Bank and Brokerage Accounts
Schedule 2.5(b)	Duke Energy Bank and Brokerage Accounts Currently Owned by Duke Capital Subsidiaries
Schedule 2.6(b)	Non-terminated intercompany contracts
Schedule 2.11(a)	GasCo Guaranty Releases
Schedule 2.11(b)	Duke Energy Guaranty Releases
Schedule 4.5(f)	Regulatory approvals
Schedule 11.5(b)	Fees to be paid by Duke Energy

Exhibits

Exhibit A	Forms of Conveyancing and Assumption Instruments
Exhibit B	Form of Employee Matters Agreement
Exhibit C	Form of Tax Matters Agreement
Exhibit D	Form of Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of December                     , 2006, by and between Duke Energy Corporation, a Delaware corporation (“Duke Energy”), and                     , (f/k/a Gas SpinCo, Inc.), a Delaware corporation (“GasCo”), each a “Party” and together, the “Parties”.

R E C I T A L S:

WHEREAS, Duke Energy, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Gas Business, and (ii) the Power Business;

WHEREAS, the Board of Directors of Duke Energy has determined that it is appropriate, desirable and in the best interests of Duke Energy and its stockholders to separate Duke Energy into two separate, independent and publicly traded companies: (i) one comprising the Gas Business, which shall be owned and conducted, directly or indirectly, by GasCo, and (ii) one comprising the Power Business which shall continue to be owned and conducted, directly or indirectly, by Duke Energy;

WHEREAS, in order to effect such separation, the Board of Directors of Duke Energy has determined that it is appropriate, desirable and in the best interests of Duke Energy and its stockholders: (i) to enter into a series of transactions whereby certain assets of Duke Energy and its Affiliates will be reorganized such that (A) Duke Energy and/or one or more other members of the Duke Energy Group will, collectively, own all of the Power Assets and assume (or retain) all of the Power Liabilities, and (B) GasCo and/or one or more other members of the GasCo Group will, collectively, own all of the Gas Assets and assume (or retain) all of the Gas Liabilities; and thereafter (ii) for Duke Energy to distribute to the holders of Duke Energy Common Stock on such record date as may be established by the Board of Directors of Duke Energy on a pro rata basis (in each case without consideration being paid by such stockholders) all of the issued and outstanding shares of common stock, par value $0.001 per share, of GasCo (the “GasCo Common Stock”) (such transactions, as may be amended or modified in accordance with the terms and subject to the conditions of this Agreement from time to time, the “Separation”);

WHEREAS, Duke Energy and GasCo have determined that it is necessary and desirable, on or prior to the Effective Time, to allocate, transfer, retain or assign to the GasCo Group the Gas Assets and Gas Liabilities, and to allocate, transfer, retain or assign to the Duke Energy Group the Power Assets and Power Liabilities;

WHEREAS, the Parties intend that the Conversion will qualify under Sections 332 and 337 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of liquidation under Section 332 of the Code;

WHEREAS, the Parties intend that Drop Down 1, Drop Down 2, Drop Down 3, and Drop Down 4 will each qualify under Section 351(a) of the Code;

WHEREAS, the Parties intend that the Internal Contributions, the Internal Distributions, the Contribution and the Distribution will qualify under Sections 355 and 368(a)(1)(D) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, this Agreement sets forth the plans of reorganization and the process by which the Power Business and Gas Business will be reorganized and separated and, thereafter, all of the issued and outstanding shares of GasCo Common Stock will be distributed to the holders of Duke Energy Common Stock;

WHEREAS, each of Duke Energy and GasCo has determined that it is necessary and desirable to set forth the principal corporate transactions required to affect the reorganization, the Separation and the Distribution and to provide for other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following capitalized terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition and Section 1.1(133), “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

(3) “Agent” shall mean the Bank of New York, N.A.

(4) “Agreement” shall have the meaning set forth in the preamble hereof.

(5) “Agreement Disputes” shall have the meaning set forth in Section 9.1.

(6) “Allocated Percentage” means the Duke Energy Percentage or the GasCo Percentage, as the case may be.

(7) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Matters Agreement, the Transition Services Agreement and the Employee Matters Agreement.

(8) “Annual Reports” shall have the meaning set forth in Section 5.3(a)(3).

(9) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including (but not limited to) the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, rolling stock, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, chooses in action or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(10) “Audited Party” shall have the meaning set forth in Section 5.3(b).

(11) “Business” shall mean the Gas Business or the Power Business, as applicable.

(12) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(13) “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(14) “Campeche Companies” shall mean the business, assets and liabilities of Compania de Servicios de Compression, SA de CV and the related entities set forth on Schedule 1.1(14)

(15) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims, negotiating the resolution of claims and providing for appropriate releases upon settlement of claims.

(16) “Code” shall have the meaning set forth in the recitals hereto.

(17) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

(18) “Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, and (vii) financing and credit-related information.

(19) “Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 8.1 or Section 8.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(20) “Confidential Operational Information” shall mean all operational information, data or material including (i) specifications, ideas and concepts for products and services, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information, and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

(21) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(22) “Contingent Claim Committee” means a committee that shall be established in accordance with Section 6.4.

(23) “Contingent Gain” means any claim or other right, other than claims or rights related to Taxes (which are governed by the Tax Matters Agreement), of Duke Energy, GasCo or any of their respective Affiliates, whenever arising, against any Person other than Duke Energy or GasCo, or any of their respective Affiliates, if and to the extent that:

(i) such claim or other right has accrued as of the Effective Time (based on then existing Law); and

(ii) the existence or scope of the obligation of such other Person as of the Effective Time with respect to such claim or other right was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Time or as a result of the failure of such claim or other right to have been discovered or asserted as of the Effective Time (it being understood that the existence of any pending, threatened or contemplated Action (or any contingent asset reflected in the consolidated financial statements in accordance with generally accepted accounting principles as applied in the U.S.) as of the Effective Time with respect to any claim or other right shall not be sufficient for such claim or other right to be considered acknowledged, fixed or determined).

For purposes of this definition and Section 1.1(24), “accrued” shall mean that all of the elements necessary for the assertion of a claim with respect to such matter shall have occurred on or prior to the Effective Time, such that the claim, had it been asserted in an Action on or prior to the Effective Time, would not be dismissed by a court for lack of ripeness or similar grounds.

The Parties agree that no claim or other right relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Time shall be deemed to be a Contingent Gain.

Notwithstanding the foregoing, none of

(A) any Insurance Proceeds, or

(B) any reversal of any litigation or other reserve for accounting purposes shall be deemed to be a Contingent Gain.

(24) “Contingent Liability” means any Liability, other than Liabilities for Taxes (which are governed by the Tax Matters Agreement), of Duke Energy, GasCo or any of their respective Affiliates, whenever arising, to any Person other than Duke Energy, GasCo, or any of their respective Affiliates, if and to the extent that:

(i) such Liability has accrued as of the Effective Time (based on then existing Law); and

(ii) the existence or scope of the obligation of Duke Energy, GasCo, or any of their respective Affiliates as of the Effective Time with respect to such Liability was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Time or as a result of the failure of such Liability to have been discovered or asserted as of the Effective Time (it being understood that the existence of any Action pending, threatened or contemplated or other reserve for accounting purposes as of the Effective Time with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

The Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person:

(A) to perform the executory portion of any Contract existing as of the Effective Time, or

(B) to satisfy any obligation under any Plan as of the Effective Time,

shall be deemed to be a Contingent Liability.

(25) “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, license, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(26) “Contribution” shall have the meaning set forth in Section 3.1.

(27) “Conversion” shall have the meaning set forth in Section 3.1.

(28) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Tax Matters Agreement, the Transition Services Agreement, and the Employee Matters Agreement), each of which shall be dated on or before the Distribution Date, as applicable, and in substantially the forms attached as Exhibit A or in such other form or forms as the applicable parties thereto agree.

(29) “CPR” shall have the meaning set forth in Section 9.3.

(30) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(31) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) filed with the Commission prior to the Effective Time by or on behalf of any Party or any of its Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the transfer or distribution of any security of such Party or any of its Affiliates in connection with the Separation.

(32) “Dispute Notice” shall have the meaning set forth in Section 9.1.

(33) “Distribution” shall mean the distribution by Duke Energy of all of the issued and outstanding shares of GasCo Common Stock to holders of record of shares of Duke Energy Common Stock as of the Record Date on the basis of              share of GasCo Common Stock for each issued and outstanding share of Duke Energy Common Stock.

(34) “Distribution Date” shall mean                     , 2007, or such other date determined by the Board of Directors of Duke Energy as the date on which the Distribution shall occur.

(35) “Drop Down 1” shall have the meaning set forth in Section 3.1.

(36) “Drop Down 2” shall have the meaning set forth in Section 3.1.

(37) “Drop Down 3” shall have the meaning set forth in Section 3.1.

(38) “Drop Down 4” shall have the meaning set forth in Section 3.1.

(39) “Duke Energy” shall have the meaning set forth in the preamble hereof.

(40) “Duke Energy Accounts” shall have the meaning set forth in Section 2.5(a).

(41) “Duke Energy Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.001 per share, of Duke Energy.

(42) “Duke Energy Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of any member of the Duke Energy Group,

on or after the Distribution Date by or on behalf of any member of the Duke Energy Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(43) “Duke Energy Employee” shall have the meaning set forth in the Employee Matters Agreement.

(44) “Duke Energy Group” shall mean Duke Energy and each Person identified on Schedule 1.1(44), and each Person that is or becomes a Subsidiary of Duke Energy at or after the Effective Time.

(45) “Duke Energy Indemnitees” shall mean each member of the Duke Energy Group, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(46) “Duke Energy Percentage” means 66-2/3% or, with respect to those matters listed or described on Schedule 1.1(142)(iii), the percentage allocated to Duke Energy therein with respect to each specific item (if so allocated).

(47) “Effective Time” shall mean 12:01 a.m., New York City, New York time, on the Distribution Date.

(48) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Duke Energy and GasCo, dated as of the date hereof and substantially in the form attached as Exhibit B hereto.

(49) “Exchangeable Share Reorganization” shall have the meaning set forth in Section 2.12.

(50) “Exchangeable Shares” shall have the meaning set forth in Section 2.12.

(51) “Exchangeco” shall have the meaning set forth in Section 2.12.

(52) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(53) “Exclusive Duke Energy Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Power Business, including the matters listed or described on Schedule 1.1(53), or if such Contingent Gain is expressly assigned to Duke Energy pursuant to this Agreement or any Ancillary Agreement.

(54) “Exclusive Duke Energy Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Power Business, including the matters listed or described on Schedule 1.1(54), or if such Contingent Liability is expressly assigned to Duke Energy pursuant to this Agreement or any Ancillary Agreement.

(55) “Exclusive GasCo Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Gas Business, including the matters listed or described on Schedule 1.1(55), or if such Contingent Gain is expressly assigned to GasCo pursuant to this Agreement or any Ancillary Agreement.

(56) “Exclusive GasCo Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Gas Business, including the matters listed or described on Schedule 1.1(56), or if such Contingent Liability is expressly assigned to GasCo pursuant to this Agreement or any Ancillary Agreement.

(57) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(58) “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

(59) “Form 10” shall mean the registration statement on Form 10 filed by GasCo with the Commission in connection with the Distribution and all amendments thereto.

(60) “Former Duke Energy Employee” shall have the meaning set forth in the Employee Matters Agreement.

(61) “Former GasCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

(62) “Gas Assets” shall mean:

(i) the ownership interests (to the extent held by Duke Energy, GasCo or any of their respective Affiliates immediately prior to the Effective Time) in each member of the GasCo Group;

(ii) all Gas Contracts, any rights or claims of Duke Energy, GasCo, or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Duke Energy, GasCo, or any of their respective Affiliates, primarily relating to or arising from any other Gas Asset or the Gas Business;

(iii) all natural gas collection, transmission, storage and field services pipelines, facilities and equipment owned, leased or held immediately prior to the Effective Time;

(iv) subject to ARTICLE X, any rights of any member of the GasCo Group under any Shared Policies and under any Gas Policies;

(v) the Assets listed or described on Schedule 1.1(62)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the GasCo Group;

(vi) any Exclusive GasCo Contingent Gain;

(vii) all GasCo Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;

(viii) the Campeche Companies; and

(ix) any collateral securing any GasCo Liability immediately prior to the Effective Time.

Notwithstanding the foregoing, the Gas Assets shall not in any event include:

(A) the Assets listed or described on Schedules 1.1(62)(A); or

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the Duke Energy Group, including any Exclusive Duke Energy Contingent Gain.

(63) “Gas Business” shall mean:

(i) the Natural Gas Transmission business unit of Duke Energy, which does business primarily through Duke Energy Gas Transmission, LLC, and includes businesses that provide transportation and storage of natural gas for customers in the Eastern and Southeast United States and in Canada that provide natural gas sales and distribution service to retail customers in Ontario, Canada through Union Gas Limited, and that provide natural gas gathering and processing services to customers in Western Canada;

(ii) the Field Services business unit of Duke Energy, which does business primarily through Duke Energy Field Services, LLC, a joint venture with ConocoPhillips Inc. (in which Duke Energy indirectly owns a 50% ownership interest), and includes businesses that gather, compress, treat, process, transport, trade and market, and store natural gas, and fractionate, transport, trade and market and store natural gas liquids;

(iii) any other business, operations, or assets where such business was conducted primarily through the use of the Gas Assets or the PanEnergy Companies prior to the Effective Time, and

(iv) the businesses and operations of Business Entities acquired or established by or for any member of the GasCo Group after the Effective Time;

provided, however, the Gas Business shall not include (a) the retail distribution gas services business conducted by Duke Energy Ohio, Inc. (f/k/a The Cincinnati Gas & Electric Company) in southwestern Ohio and Duke Energy Kentucky, Inc. (f/k/a The Union Light, Heat and Power Company) in adjacent areas in Kentucky, or (b) any operation, business or asset expressly included in the Power Business pursuant to this Agreement.

(64) “Gas Contracts” shall mean the following Contracts to which Duke Energy or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof (i) that is expressly contemplated not to be transferred or assigned by any member of the Duke Energy Group to GasCo, or (ii) that is expressly contemplated to be transferred or assigned to (or remain with) any member of the Duke Energy Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the GasCo Group;

(ii) any Contract that relates primarily to the Gas Business;

(iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the GasCo Group;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the GasCo Group;

(v) any guarantee, indemnity, representation or warranty of any member of the GasCo Group; and

(vi) the Contracts listed or described on Schedule 1.1(64)(vi).

(65) “Gas Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(65)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the GasCo Group;

(ii) any and all Liabilities of Duke Energy, GasCo, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Gas Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Duke Energy, GasCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the GasCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of GasCo, or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) the Gas Business or any Gas Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any of the PanEnergy Companies, any other member of the GasCo Group or any of the Gas Businesses;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) the Disclosure Documents (including the Form 10 and the Information Statement), except to the extent specifically enumerated as a Power Liability in Section 1.1(120)(iv)(A);

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to businesses, operations, assets or liabilities allocated to GasCo in the Separation pursuant to this Agreement; and

(C) any GasCo Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(65)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the GasCo Group (whether incurred prior to, on or after the Effective Time);

(vi) any Exclusive GasCo Contingent Liability;

(vii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(65)(vii); and

(viii) any and all Liabilities relating to, resulting from, or arising out of any Action listed or described on Schedule 1.1(65)(viii).

Notwithstanding the foregoing, the Gas Liabilities shall in any event not include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Duke Energy Group, including any Liabilities set forth on Schedule 1.1(65)(A);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of GasCo Employees, which shall be exclusively governed by the Employee Matters Agreement; and

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A GAS LIABILITY SOLELY AS A RESULT OF GASCO OR ANY OTHER MEMBER OF THE GASCO GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(66) “Gas Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Duke Energy or any Subsidiary of Duke Energy, which relate exclusively to the Gas Business, and which Policies are either maintained by GasCo or any other member of the GasCo Group or assignable to GasCo or any other member of the GasCo Group.

(67) “GasCo” shall have the meaning set forth in the preamble hereto.

(68) “GasCo Accounts” shall have the meaning set forth in Section 2.5(a).

(69) “GasCo Captive” shall have the meaning set forth in Section 10.9.

(70) “GasCo Common Stock” shall have the meaning set forth in the recitals hereto.

(71) “GasCo Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of any member of the GasCo Group,

on or after the Distribution Date by or on behalf of any member of the GasCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(72) “GasCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

(73) “GasCo Exchangeable Shares” shall have the meaning set forth in Section 2.12.

(74) “GasCo Group” shall mean GasCo and each Person identified on Schedule 1.1(74), and each Person that is or becomes a Subsidiary of GasCo at or after the Effective Time.

(75) “GasCo Indemnitees” shall mean each member of the GasCo Group, their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(76) “GasCo Percentage” shall mean 33-1/3% or, with respect to those matters listed or described on Schedule 1.1(142)(iii), the percentage allocated to GasCo therein with respect to each specific item (if so allocated).

(77) “GasCo Target Cash Amount” shall have the meaning set forth in Section 2.5(a).

(78) “GasCo US Accounts” shall mean any GasCo Account which is owned by a member of the GasCo Group that is domiciled in the United States of America and shall neither include members of the GasCo Group that are domiciled in Canada or any of the Provinces thereof, nor include members of the GasCo Group in which the GasCo owns, directly or indirectly, less than 100% of the voting stock as of the Effective Time.

(79) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(80) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

(81) “Group” shall mean either the GasCo Group or the Duke Energy Group.

(82) “Guaranty Release” shall have the meaning set forth in Section 2.11(b).

(83) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(84) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including internal costs provided for in Section 11.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party).

(85) “Indemnifying Party” shall have the meaning set forth in Section 7.4(b).

(86) “Indemnitee” shall have the meaning set forth in Section 7.4(b).

(87) “Indemnity Payment” shall have the meaning set forth in Section 7.6(a).

(88) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(89) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 sent to the holders of shares of Duke Energy Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(90) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(91) “Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated third-party insurance carrier or (ii) paid by such insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(92) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(93) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of the Duke Energy Group, on the one hand, and any member of the GasCo Group, on the other hand that exists and is reflected in the Records of the relevant members of the Duke Energy Group and the GasCo Group, except for any such receivable, payable or loan that arise pursuant to this Agreement or any other Ancillary Agreement.

(94) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, improvements, proprietary processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) rights, priorities and privileges arising under applicable law in the foregoing and in other similar intangible assets, (xi) applications and registrations for the foregoing, and (xii) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(95) “Internal Contribution 1” shall have the meaning set forth in Section 3.1.

(96) “Internal Contribution 2” shall have the meaning set forth in Section 3.1.

(97) “Internal Contribution 3” shall have the meaning set forth in Section 3.1.

(98) “Internal Contributions” shall have the meaning set forth in Section 3.1.

(99) “Internal Distribution 1” shall have the meaning set forth in Section 3.1.

(100) “Internal Distribution 2” shall have the meaning set forth in Section 3.1.

(101) “Internal Distribution 3” shall have the meaning set forth in Section 3.1.

(102) “Internal Distributions” shall have the meaning set forth in Section 3.1.

(103) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(104) “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

(105) “Liable Party” shall have the meaning set forth in Section 2.10(b).

(106) “New York Courts” shall have the meaning set forth in Section 11.20.

(107) “NYSE” shall mean the New York Stock Exchange.

(108) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(a)(2).

(109) “Other Party” shall have the meaning set forth in Section 2.10(a).

(110) “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(111) “Party” shall have the meaning set forth in the preamble hereof.

(112) “PanEnergy Companies” shall mean the Person which were part of the business, operations or assets of PanEnergy Corp. as conducted at any time prior to the merger of PanEnergy Corp. and Duke Power Company, including those set forth on Schedule 1.1(112)(a); provided, however, that the term PanEnergy Companies shall not include Duke Energy Services, Inc., Bison Insurance Company Limited, or the Business Entities (or any of their predecessors) engaged in (i) international operations; (ii) merchant generation; or (iii) trading and marketing businesses, including the companies listed on Schedule 1.1(112)(b).

(113) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(114) “Plan” shall have the meaning set forth in the Employee Matters Agreement.

(115) “Plan of Arrangement” shall have the meaning set forth in Section 2.12.

(116) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(117) “Power Assets” shall mean:

(i) the ownership interests (to the extent held by Duke Energy, GasCo or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Duke Energy Group;

(ii) all Power Contracts, any rights or claims of Duke Energy, GasCo, or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Duke Energy, GasCo, or any of their respective Affiliates, primarily relating to or arising from any other Power Asset or the Power Business;

(iii) all electrical generation, transmission and distribution plants, facilities, transmission lines and equipment owned, leased or held immediately prior to the Effective Time;

(iv) the Assets associated with the retail distribution gas services business conducted by Duke Energy Ohio, LLC (f/k/a The Cincinnati Gas & Electric Company) in southwestern Ohio and Duke Energy Kentucky, LLC (f/k/a The Union Light, Heat and Power Company) in adjacent areas in Kentucky;

(v) subject to ARTICLE X, any rights of any member of the Duke Energy Group under any Shared Policies and under any Power Policies;

(vi) any Exclusive Duke Energy Contingent Gain;

(vii) the Assets listed or described on Schedule 1.1(117)(vii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Duke Energy Group;

(viii) all Duke Energy Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;

(ix) the ownership interest held by Duke Energy or any of its Affiliates, immediately prior to the Effective Time, in Duke Project Services, Inc., Duke/Fluor Daniel, Duke/Fluor Daniel International, Duke/Fluor Daniel Services, and all other Subsidiaries of Duke Project Services, Inc., and all Assets of such entities; and

(x) any collateral securing any Power Liability immediately prior to the Effective Time.

Notwithstanding the foregoing, the Power Assets shall not in any event include:

(A) the Assets listed or described on Schedule 1.1(117)(A); or

(B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the GasCo Group, including any Exclusive GasCo Contingent Gain.

(118) “Power Business” shall mean:

(i) the United States Franchised Electric & Gas business unit of Duke Energy (which includes Duke Energy Carolinas, LLC (f/k/a Duke Power), Duke Energy Ohio, LLC (f/k/a The Cincinnati Gas & Electric Company), Duke Energy Indiana, LLC (f/k/a PSI Energy, Inc.), and Duke Energy Kentucky, LLC (f/k/a The Union Light, Heat and Power Company));

(ii) the Commercial Power business unit of Duke Energy (which includes the non-regulated power generation business of The Cincinnati Gas & Electric Company and the Midwestern merchant power generating plants previously operated by Duke Energy North America, LLC, and the business of Duke Energy Generation Services (f/k/a Cinergy Solutions);

(iii) the International business unit of Duke Energy, which does business primarily through Duke Energy International, LLC, and includes businesses that operate and manage power generation facilities, and engage in sales and marketing of electric power and natural gas outside the United States and Canada (its activities target power generation in Latin America), and an equity investment in National Methanol Company, a leading regional producer of methanol and methyl tertiary butyl ether, located in Saudi Arabia;

(iv) the Crescent business unit, which does business primarily through Crescent Resources, LLC, and includes businesses that develop and manage commercial, residential and multi-family real estate projects and manage “legacy” land holdings in North and South Carolina;

(v) the fiber optic communications network and telecommunications businesses, including DukeNet Communications, LLC, serving wireless, local and long-distance communications companies, Internet service providers and other businesses and organizations;

(vi) any other business, operations, or assets where such business was conducted primarily through the use of the Power Assets prior to the Effective Time; and

(vii) the businesses and operations of Business Entities acquired or established by or for any member of the Duke Energy Group after the Effective Time;

provided, however, the Power Business shall not include (a) any business conducted by any of the PanEnergy Companies at any time prior to the Effective Time, (b) the Campeche Companies or (c) any operation, business or asset expressly included in the Gas Business pursuant to this Agreement.

(119) “Power Contracts” shall mean the following Contracts to which Duke Energy or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated to be transferred or assigned to (or remain with) any member of the GasCo Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Duke Energy Group;

(ii) any Contract that relates primarily to the Power Business;

(iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the Duke Energy Group;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, or assigned or transferred to, any member of the Duke Energy Group;

(v) any guarantee, indemnity, representation or warranty of any member of the Duke Energy Group; and

(vi) the Contracts listed or described on Schedule 1.1(119)(vi).

(120) “Power Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(120)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Duke Energy Group;

(ii) any and all Liabilities of Duke Energy, GasCo, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Power Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Duke Energy, GasCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Duke Energy Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Duke Energy or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) the Power Business or any Power Assets, whether arising before, on or after the Effective Time;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any member of the Duke Energy Group or any Power Business;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) the Disclosure Documents (including the Form 10 and the Information Statement), but only to the extent such Liability derives from a misstatement or omission contained in the sections of the Form 10 entitled “Letter to Duke Energy Shareholders”, “The Separation” and “Certain Relationships and Related Party Transactions – Agreements with Duke Energy” and the section entitled “Summary,” to the extent such section summarizes the other sections set forth in this paragraph;

(B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to businesses, operations, assets or liabilities allocated to Duke Energy in the Separation pursuant to this Agreement; and

(C) any Duke Energy Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(120)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Duke Energy Group (whether incurred prior to, on or after the Effective Time);

(vi) any and all Liabilities relating to, arising out of or resulting from any Action listed or described on Schedule 1.1(120)(vi);

(vii) any Exclusive Duke Energy Contingent Liability;

(viii) any and all Liabilities relating to, arising out of or resulting from Duke Project Services, Inc., Duke/Fluor Daniel, Duke/Fluor Daniel International, Duke/Fluor Daniel Services, or any other Subsidiary of Duke Project Services, Inc., or any Assets of such entities; and

(ix) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(120)(ix).

Notwithstanding the foregoing, the Power Liabilities shall not in any event include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the GasCo Group, including any Liabilities set forth on Schedule 1.1(120)(ix)(A);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service Duke Energy Employees, which shall be exclusively governed by the Employee Matters Agreement;

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement;

(D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(65)(vii); and

(E) any Liabilities related or attributable to, or arising in connection with, any PanEnergy Company.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A POWER LIABILITY SOLELY AS A RESULT OF DUKE ENERGY OR ANY OTHER MEMBER OF THE DUKE ENERGY GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(121) “Power Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Duke Energy or any Subsidiary of Duke Energy, which relate exclusively to the Power Business, and which Policies are either maintained by Duke or any other member of the Duke Energy Group or assignable to Duke Energy or any other member of the Duke Energy Group.

(122) “PowerCo Exchangeable Shares” shall have the meaning set forth in Section 2.12.

(123) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of Duke Energy or any of its Affiliates,

prior to the Effective Time by Duke Energy, GasCo, or any of their respective Affiliates, in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(124) “Prime Rate” shall mean the prime rate of interest for large United States Money Center commercial banks, published under “Money Rates” by The Wall Street Journal.

(125) “Record Date” shall mean the date to be determined by the Board of Directors of Duke Energy as the record date for the Distribution.

(126) “Records” shall mean any Contracts, documents, books, records or files.

(127) “Rules” shall have the meaning set forth in Section 9.2.

(128) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(129) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(130) “Separation” shall have the meaning set forth in the recitals hereto.

(131) “Shared Policies” shall mean all unaffiliated third-party Policies, current or past, which are owned or maintained by or on behalf of Duke Energy or any of its Subsidiaries which relate to both the Power Business and the Gas Business.

(132) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(133) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(134) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(135) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Duke Energy, GasCo, and certain members of the GasCo Group, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.

(136) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(137) “Third Party Claim” shall have the meaning set forth in Section 7.4(b).

(138) “Third Party Proceeds” shall have the meaning set forth in Section 7.6(a).

(139) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

(140) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Duke Energy and GasCo, dated as of even date hereof, and substantially in the form attached as Exhibit D hereto.

(141) “Unallocated Asset” shall mean, without duplication:

(i) any Asset that accrues prior to the Distribution that is not a Gas Asset or a Power Asset; or

(ii) with respect to Contingent Gains, any Contingent Gain that is not an Exclusive Duke Energy Contingent Gain or an Exclusive GasCo Contingent Gain.

(142) “Unallocated Liability” shall mean, without duplication:

(i) any and all Liabilities of Duke Energy, GasCo, or any of their respective Affiliates, that accrue prior to the Effective Time that are neither a Gas Liability nor a Power Liability;

(ii) any and all Contingent Liabilities that are neither an Exclusive Duke Energy Contingent Liability nor an Exclusive GasCo Contingent Liability; or

(iii) any and all Liabilities of Duke Energy, GasCo, or any of their respective Affiliates, relating to, arising out of, or resulting from, the matters listed or described on Schedule 1.1(142)(iii).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

(iv) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.

Section 1.3. Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4. Tax Matters. The Tax Matters Agreement will govern Duke Energy’s and GasCo’s respective rights, responsibilities and obligations after the distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the distribution to qualify as a tax-free distribution for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of Duke Energy and GasCo with respect to the filing of Tax returns, the administration of Tax contests, cooperation and other matters, and imposes certain restrictions on Duke Energy’s and GasCo’s ability to engage in certain actions following the distribution. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement.

Section 1.5. Employee Matters. The Employee Matters Agreement will govern Duke Energy’s and GasCo’s respective rights, responsibilities and obligations after the distribution relating to, arising out of, or resulting from the employment, service, termination of employment or termination of service of GasCo Employees and Duke Energy Employees. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to the above in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, including Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, Duke Energy, GasCo and their respective Affiliates shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.7, (i) all of Duke Energy’s and its Subsidiaries’ right, title and interest in and to the Gas Assets will be owned or held by a member of the GasCo Group, the Gas Business will be conducted by the members of the GasCo Group and the Gas Liabilities will be assumed directly or indirectly by (or retained by) a member of the GasCo Group; and (ii) all of Duke Energy’s and its Subsidiaries’ right, title and interest in and to the Power Assets will be owned or held by a member of the Duke Energy Group, the Power Business will be conducted by the members of the Duke Energy Group and the Power Liabilities will be assumed directly or indirectly by (or retained by) a member of the Duke Energy Group.

Section 2.2. Transfer of Assets.

(a) On or prior to the Effective Time and to the extent not already completed:

(i) Duke Energy shall, on behalf of itself and the other members of the Duke Energy Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed, to GasCo or another member of the GasCo Group all of Duke Energy’s and the other members’ of the Duke Energy Group’s right, title and interest in and to the Gas Assets;

(ii) GasCo shall, on behalf of itself and the other members of the GasCo Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed, to Duke Energy or another member of the Duke Energy Group all of GasCo’s and the other members’ of the GasCo Group’s right, title and interest in and to the Power Assets; and

(b) Unless otherwise agreed to by the Parties, each of Duke Energy and GasCo, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be transferred pursuant to this Section 2.2 or Section 2.7.

Section 2.3. Assumption and Satisfaction of Liabilities. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT, FROM AND AFTER THE EFFECTIVE TIME, (A) DUKE ENERGY SHALL, OR SHALL CAUSE ANOTHER MEMBER OF THE DUKE ENERGY GROUP TO, ACCEPT, ASSUME (OR, AS APPLICABLE, RETAIN) AND PERFORM, DISCHARGE AND FULFILL, IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, ALL OF THE POWER LIABILITIES AND THE DUKE ENERGY PERCENTAGE OF ANY UNALLOCATED LIABILITY AND (B) GASCO SHALL, OR SHALL CAUSE ANOTHER MEMBER OF THE GASCO GROUP TO, ACCEPT, ASSUME (OR, AS APPLICABLE, RETAIN) AND PERFORM, DISCHARGE AND FULFILL, IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, ALL THE GAS LIABILITIES AND THE GASCO PERCENTAGE OF ANY UNALLOCATED LIABILITY, IN EACH CASE REGARDLESS OF (I) WHEN OR WHERE SUCH LIABILITIES AROSE OR ARISE, (II) WHERE OR AGAINST WHOM SUCH LIABILITIES ARE ASSERTED OR DETERMINED AND (III) REGARDLESS OF WHETHER ARISING FROM OR ALLEGED TO ARISE FROM NEGLIGENCE, GROSS NEGLIGENCE, RECKLESSNESS, VIOLATION OF LAW, WILLFUL MISCONDUCT, BAD FAITH, FRAUD OR MISREPRESENTATION BY ANY MEMBER OF THE DUKE ENERGY GROUP OR THE GASCO GROUP, AS THE CASE MAY BE, OR ANY OF THEIR PAST OR PRESENT RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, AND (IV) REGARDLESS OF WHICH ENTITY IS NAMED IN ANY ACTION ASSOCIATED WITH ANY LIABILITY.

Section 2.4. Intercompany Accounts.

(a) Each Intercompany Account set forth on Schedule Section 2.4(a), shall be satisfied as of the Effective Time (unless previously satisfied in accordance with its terms) by either cash payment, or distributions and/or contributions to capital, with respect to the relevant members of the Duke Energy Group and the GasCo Group, in each case as specified for each Intercompany Account set forth on Schedule Section 2.4(a).

(b) Each Intercompany Account set forth on Schedule Section 2.4(b), shall continue to be outstanding after the Effective Time (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

(c) The Parties shall agree upon the treatment and disposition of any Intercompany Accounts that arise after the date hereof.

Section 2.5. Bank Accounts; Cash Balances.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by any member of the GasCo Group, including the accounts listed or described on Schedule 2.5(a) (the “GasCo Accounts”), so that such GasCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Duke Energy or any of its Affiliates other than any GasCo Account (the “Duke Energy Accounts”), including all Duke Energy Accounts owned by any member of the Duke Energy Group that is as of the date hereof a direct or an indirect Subsidiary of Duke Capital LLC, which subset of Duke Energy Accounts are listed or described on Schedule Section 2.5(b), are de-linked from the Duke Energy Accounts. From and after the Effective Time, no Duke Energy Employee or Former Duke Energy Employee shall have any authority to access or control any GasCo Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Duke Energy Accounts so that such Duke Energy accounts, if currently linked to a GasCo Account, are de-linked from the GasCo Accounts. From and after the Effective Time, no GasCo Employee or Former GasCo Employee shall have any authority to access or control any Duke Energy Account.

(c) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will continue to be in place a centralized cash management system pursuant to which the GasCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by GasCo.

(d) It is intended that, following consummation of the actions contemplated by sections (a) and (c) above, there will continue to be in place a centralized cash management system pursuant to which the Duke Energy Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Duke Energy.

(e) At the Effective Time, the GasCo U.S. Accounts shall have an aggregate amount in cash and cash equivalents equal to $             (the “GasCo Target Cash Amount”). At the Effective Time (or such earlier time as the Parties may agree):

(i)	if the aggregate amount of cash and cash equivalents held in the GasCo U.S. Accounts is less than the GasCo Target Cash Amount, Duke Energy shall cause to be transferred to GasCo or its designate the amount of such shortfall; or

(ii)	if the aggregate amount of cash and cash equivalents held in the GasCo U.S. Accounts exceeds the GasCo Target Cash Amount, then GasCo shall cause to be transferred to Duke Energy or its designate the amount of such excess.

(f) With respect to any outstanding checks issued by Duke Energy, GasCo, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(g) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.6. Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.4, Section 2.11 or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such Contract, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.6(b), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Power Assets or Gas Assets, Power Liabilities, or Gas Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any Contract, agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary or non-wholly-owned Affiliate of Duke Energy or GasCo is a Party.

Section 2.7. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to affect such transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the transfer of all Assets and Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer or assumption of Assets or Liabilities has not been consummated from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Duke Energy Group or the GasCo Group, as the case may be, entitled to the receipt of such Asset or Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Asset or assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the transfer, assignment or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practical after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset (or relevant member of its Group).

(d) On and prior to the twenty-four (24) month anniversary of the Effective Time, as applicable, if any Party determines that it owns (or any member of its Group) any Asset that was allocated by the terms of this Agreement to the other Party or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party owning such Asset shall transfer, contribute, assign, distribute, and convey, or shall cause any such Asset to be transferred, contributed, assigned, distributed and conveyed, to the Party (or relevant member of its Group) identified as the appropriate transferee and following such transfer, contribution, assignment, distribution or conveyance, such Asset shall be a Gas Asset or Power Asset, as the case may be. In connection with such transfer, contribution, assignment, distribution or conveyance, the receiving party shall assume all Liabilities related to such asset. Following the twenty-four (24) month anniversary of the Effective Time, no Party (or relevant member of its Group) shall be obligated to transfer any newly recognized Asset that would, had such Asset been recognized at the Effective Time, have been transferred to the other Party (or relevant member of its Group).

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, telegrams, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, telegrams, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 11.6. The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.8. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the assignments, distributions, transfers and conveyances of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Effective Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid transfer, contribution, assignment, distribution and conveyance to the applicable Party (or member of such Party’s Group) of all right, title and interest in and to its accepted Assets, in substantially the forms contemplated hereby for transfers and assumptions to be effected pursuant to the Laws of the State of New York or the Laws of one of the other states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-United States Laws, in such other form as the Parties shall reasonably agree, including the transfer of real property with quit claim deeds, as may be appropriate.

Section 2.9. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the conveyances, assignments and transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.10. Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.11. Guarantees.

(a) Duke Energy shall (with the commercially reasonable cooperation of GasCo and the other members of the GasCo Group) use its commercially reasonable efforts, if so requested by GasCo, to have any member of the GasCo Group removed as guarantor of, or obligor for, any Power Liability, with respect to those guarantees listed or described on Schedule 2.11(a).

(b) GasCo shall (with the commercially reasonable cooperation of Duke Energy and the other members of the Duke Energy Group) use its commercially reasonable efforts, if so requested by Duke Energy, to have any member of the Duke Energy Group removed as guarantor of, or obligor for, any Gas Liability, with respect to those guarantees listed or described on Schedule 2.11(b) (each of the releases referred to in paragraphs (a) and (b) of this subsection, a “Guaranty Release”).

(c) Until Duke Energy or GasCo is able to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.11, each of Duke Energy and GasCo agree to use their commercially reasonable efforts to not renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party is or may be liable unless (i) all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party or (ii) in the event a Guaranty Release is not obtained and such first Party wishes to extend the term of such guaranteed loan, guarantee, lease, contract or other obligation then such first Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guarantee.

(d) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(a) are Power Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(a), such guarantees shall continue to be Power Liabilities and Duke Energy shall indemnify and hold harmless all GasCo Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of Article VII.

(e) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(b) are Gas Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(b), such guarantees shall continue to be Gas Liabilities and GasCo shall indemnify and hold harmless all Duke Energy Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of Article VII.

(f) Each of the Parties shall, and shall cause the other members of their respective Groups to, use their commercially reasonable efforts evaluate or to assist the other Party in evaluating any guarantee required to be so evaluated by FIN 45.

Section 2.12. Canadian Exchangeco. Duke Energy Canada Call Co. and Duke Energy Canada Exchangeco Inc. (“Exchangeco”) shall be members of the GasCo Group. On December     , 2006, the holders of the requisite number of shares of Exchangeco (the “Exchangeable Shares”) voted to approve a Plan of Arrangement (the “Plan of Arrangement”) pursuant to which the terms governing the Exchangeable Shares were amended (the “Exchangeable Share Reorganization”) to reorganize the existing class of Exchangeable Shares into two new classes of exchangeable shares, one exchangeable for one share of Duke Energy Common Stock (the “PowerCo Exchangeable Shares”) and a fraction of a share (calculated to reflect the ratio of GasCo Common Stock distributed in the Distribution) exchangeable for one share of GasCo Common Stock (the “GasCo Exchangeable Shares”). The Plan of Arrangement was approved by the Supreme Court of British Columbia on December     , 2006. Each of GasCo and Duke Energy shall, and shall cause each member of the GasCo Group and the Duke Energy Group to, as the case may be, cooperate with each member of the other Group to ensure the orderly administration of the exchange of PowerCo Exchangeable Shares for shares of Duke Energy Common Stock and GasCo Exchangeable Shares for shares of GasCo Common Stock and the payment of dividends on the PowerCo Exchangeable Shares and the GasCo Exchangeable Shares, and any other matters contemplated by the documents and agreements executed by members of the GasCo Group and members of the Duke Energy Group in connection with the Exchangeable Share Reorganization, all on the terms and subject to the conditions set forth therein. No distribution of GasCo Common Stock shall be made with respect to shares of Duke Energy Common Stock held by Duke Energy Canada Call Co., it being understood that the GasCo Exchangeable Shares are being delivered to holders of Exchangeable Shares in lieu of the distribution of GasCo Common Stock. The Parties agree that, as soon as permitted pursuant to the terms and conditions governing the PowerCo Exchangeable Shares and the GasCo Exchangeable Shares, the Parties shall use their commercially reasonable efforts to terminate Exchangeco and mandatorily exchange each outstanding share of PowerCo Exchangeable Shares and GasCo Exchangeable Shares.

Section 2.13. Disclaimer of Representations and Warranties. EACH OF DUKE ENERGY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE DUKE ENERGY GROUP), AND GASCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE GASCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1. Duke Energy Reorganization.

The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement to effectuate the reorganization of Duke Energy, GasCo and their respective Affiliates, in order to separate the Gas Business and the Power Business, including the following actions:

(i) Duke Ventures will elect to be classified as a disregarded entity in a transaction intended to qualify for U.S. federal income tax purposes as a tax-free liquidation of Duke Ventures under Sections 332 and 337 (the “Conversion”).

(ii) Duke Capital LLC will contribute all of its membership interests in DukeNet Communications LLC to Pan Energy Corp. in a transaction intended to qualify for U.S. federal income tax purposes as a tax-free contribution under Section 351 (“Drop Down 1”).

(iii) Pan Energy Corp. will contribute all of its membership interests in DukeNet Communications LLC to Duke Energy Services Inc. in a transaction intended to qualify for U.S. federal income tax purposes as a tax-free contribution under Section 351 (“Drop Down 2”).

(iv) DukeNet Communications LLC will elect to be classified as an association taxed as a corporation for U.S. federal income tax purposes in a transaction intended to qualify for U.S. federal income tax purposes as a tax-free contribution under Section 351 (“Drop Down 3”).

(v) Duke Capital LLC will contribute the stock of Pan Energy Corp. to Duke Energy Registration Services, Inc. in a transaction intended to qualify for U.S. federal income tax purposes as a tax-free contribution under Section 351 (“Drop Down 4”).

(vi) Duke Energy Services Inc. will contribute all of its Assets that relate to the Gas Business to its direct, wholly-owned subsidiary named Duke Energy Enterprises Corp. (“Internal Contribution 1”). After the consummation of the Internal Contribution 1, Duke Energy Services Inc. will distribute all the capital stock of Duke Energy Enterprises Corp. to Pan Energy Corp. (“Internal Distribution 1”).

(vii) Pan Energy Corp. will contribute all of its Assets that relate to the Gas Business to Duke Energy Enterprises Corp. (“Internal Contribution 2”). After consummation of Internal Contribution 2, Pan Energy Corp will distribute all the capital stock of Duke Energy Enterprises Corp. to its direct parent company Duke Energy Registration Services, Inc. (“Internal Distribution 2”).

(viii) Duke Energy Registration Services, Inc. will contribute all of its Assets that relate to the Gas Business to Duke Energy Enterprises Corp. (“Internal Contribution 3,” and, together with Internal Contribution 1 and Internal Contribution 2, the “Internal Contributions”). After consummation of the Internal Contributions, Duke Energy Registration Services, Inc. will distribute all the capital stock of Duke Energy Enterprises Corp. to its direct parent company Duke Capital LLC (“Internal Distribution 3,” and, together with Internal Distribution 1 and Internal Distribution 2, the “Internal Distributions”).

(ix) Duke Capital LLC will distribute all of the ownership interests of its direct Subsidiaries other than those Subsidiaries that are associated with the Gas Business to its direct parent Duke Energy, including all of the ownership interests of Duke Energy Registration Services, Inc., Duke Energy Capital of Texas, Inc., MP Supply, Inc., Southeastern Energy Services, Inc., Duke Ventures, LLC, Duke Energy Americas, LLC and Duke Energy Supply Chain Services, LLC.

(x) Duke Energy will contribute all of its Assets that relate to the Gas Business to GasCo including all of its ownership interests of Duke Capital LLC (the “Contribution”).

Notwithstanding anything to the contrary herein, in no event shall any Party transfer or cause to be transferred any Assets regulated by a Governmental Entity such that the transactions contemplated by this Agreement would require approval by or consent of a Governmental Entity, other than the Governmental Approvals listed or described in Schedule 4.5(g).

Section 3.2. Certificate of Incorporation; Bylaws.

On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by GasCo with the Commission as exhibits to the Form 10.

Section 3.3. Directors.

On or prior to the Distribution Date, Duke Energy shall take all necessary action to cause the Board of Directors of GasCo to consist of the individuals identified in the Form 10 at the time declared effective as directors of GasCo no later than at the Distribution Date.

Section 3.4. Resignations.

(a) Subject to Section 3.4(b), on or prior to the Effective Time, (i) Duke Energy shall cause all its employees and any employees of its Affiliates who do not become a GasCo Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the GasCo Group in which they serve, and (ii) GasCo shall cause all GasCo Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Duke Energy Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5. Ancillary Agreements. On or prior to the Effective Time, Duke Energy and GasCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Duke Energy.

Prior to the Distribution Date, GasCo shall issue to Duke Energy as a stock dividend such number of shares of GasCo Common Stock (or Duke Energy and GasCo shall take or cause to be taken such other appropriate actions to ensure that Duke Energy has the requisite number of shares of GasCo Common Stock) as may be requested by Duke Energy after consultation with GasCo and (ii) Duke Energy will cause the Agent on the Distribution Date to distribute all of the outstanding shares of GasCo Common Stock then owned by Duke Energy to holders of Duke Energy Common Stock on the Distribution Record Date, and to credit the appropriate class and number of such shares of GasCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of GasCo Common Stock. For stockholders of Duke Energy who own Duke Energy Common Stock through a broker or other nominee, their shares of GasCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Duke Energy Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution such number or a fraction of a share of GasCo Common Stock for every one share of Duke Energy Common Stock held by such stockholder as may be determined by the Board of Directors of Duke Energy. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) GasCo Common Stock such stockholder is entitled to in the Distribution.

Section 4.2. Fractional Shares. Duke Energy stockholders who, after aggregating the number of shares of GasCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of GasCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of GasCo Common Stock will not be distributed in the Distributions nor credited to book-entry accounts; provided, however, that Duke Energy and GasCo shall use commercially reasonable efforts to cause the Distribution payable pursuant to Duke Energy Common Stock held through the Duke Energy InvestorDirect Choice Plan to be paid into any stock purchase and dividend reinvestment plan to be established and implemented by GasCo on or prior to the Distribution Date and in connection with such roll-over, fractional shares of GasCo Common Stock will be issued. The Agent shall, as soon as practicable after the Distribution Date (a)

determine the number of whole shares and fractional shares of GasCo Common Stock allocable to each other holder of record or beneficial owner of Duke Energy Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of GasCo Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. GasCo shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of Duke Energy, GasCo or the applicable Agent will guarantee any minimum sale price for the fractional shares of GasCo Common Stock. Neither Duke Energy nor GasCo will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of Duke Energy or GasCo.

Section 4.3. Actions in Connection with the Distribution.

(a) GasCo shall file such amendments and supplements to the Form 10 as Duke Energy may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 and Information Statement as may be required by the Commission or federal, state or foreign securities Laws. Duke Energy shall mail to the holders of Duke Energy Common Stock, at such time on or prior to the Distribution Date as Duke Energy shall determine, the Information Statement included in the Form 10 and Information Statement, as well as any other information concerning GasCo, GasCo’s business, operations and management, the Separation and such other matters as Duke Energy shall reasonably determine are necessary and as may be required by Law.

(b) GasCo shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from Duke Energy, to the extent requested, GasCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Duke Energy determines is necessary or desirable to effectuate the Distribution, and Duke Energy and GasCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Duke Energy, GasCo shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the GasCo Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to create a Liability of Duke Energy for any portion of the Form 10.

Section 4.4. Sole Discretion of Duke Energy. Duke Energy shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Duke Energy may, in accordance with Section 11.11, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of GasCo, any other member of the GasCo Group, any GasCo Employee or any Third-Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Board of Directors of Duke Energy.

Section 4.5. Conditions to Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Duke Energy and shall not give rise to or create any duty on the part of Duke Energy or the Board of Directors of Duke Energy to waive or not waive any such condition.

(a) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the applicable Information Statement shall have been mailed to the holders of Duke Energy Common Stock as of the Record Date;

(b) With respect to the Distribution, the GasCo Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution, Duke Energy shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Duke Energy (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect, among other things, that (i) the Internal Contributions followed by the Internal Distributions will qualify as reorganizations under Sections 355 and 368(a)(1)(D) of the Code; (ii) the Contribution followed by the Distribution qualifies as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (iii) no gain or loss will be recognized by Duke Energy on its transfer of Duke Capital LLC to GasCo in exchange for GasCo common stock, (iv) no gain or loss will be recognized by GasCo on the Contribution, (v) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of Duke Energy upon their receipt of GasCo common stock pursuant to the Distribution; and (vi) no gain or loss will be recognized by Duke Energy pursuant to the Distribution;

(d) Prior to the Distribution, Duke Energy shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance satisfactory to Duke Energy (in its sole discretion), substantially to the effect that the Distribution will qualify as a reorganization for United States Federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

(e) Prior to the Distribution, Duke Energy shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to Duke Energy (in its sole discretion), substantially to the effect that the Distribution will not constitute the sale or disposition of all or substantially all of the assets of Duke Energy;

(f) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect, including the regulatory approvals listed or described on Schedule 4.5(f);

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Duke Energy shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution; and

(h) The Board of Directors of Duke Energy shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit. None of Duke Energy or GasCo or any member of their respective Groups will from the Effective Time through and including the one year anniversary of the Effective Time, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any individual who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Corporate Names and Other Parties’ Trademark. Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date but in any event within three (3) months thereafter:

(a) Each Party and the members of its Group shall cease to (i) make any use of any names or Trademarks that include (A) the Trademarks of any other Parties or such Parties’ Subsidiaries or Affiliates (including, in the case of GasCo, “Duke Energy” or “Duke Energy Corporation” or any other name or trademark containing the word “Duke”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Parties and their Affiliates, the “Other Party Marks”), and (ii) hold themselves out as having any affiliation with any of the other Parties or such Parties’ Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a Duke Energy affiliate or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable but in no event later than three (3) months following the Distribution Date, each Party and the members of each Party’s Group shall, and shall cause each of its Affiliates and Subsidiaries to, remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any of the Parties or any of their Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 5.2 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 5.2(a), if any Party or any member of a Party’s Group exercised good faith efforts to comply with Section 5.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a corporate name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s corporate name, then the relevant Party or its Group member will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s corporate name which includes references to “GasCo” or “Duke Energy” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s corporate name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing, GasCo shall not be required to change any name including the word “Duke” in any Third-Party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (a) GasCo on a prospective basis from and after the Distribution Date shall change the name in any new or amended Third-Party contract or license or property record and (b) GasCo shall not advertise or make public any continued use of the “Duke” name permitted by this Section 5.2(c).

Section 5.3. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending one hundred and eighty (180) days following the Distribution Date and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2006, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, in each case made as of December 31, 2006:

(1) Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2006 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2006 Internal Control Audit and Management Assessments.

(2) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct the 2006 Internal Control Audit and Management Assessments.

(3) Annual Reports. GasCo will deliver to Duke Energy a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission that includes their respective audited financial statements for the year ended December 31, 2006 (the “Annual Report”); provided, however, that GasCo may continue to revise its Annual Report prior to the filing thereof, which changes will be delivered to Duke Energy as soon as reasonably practicable; provided, further, (i) that GasCo personnel will actively consult with Duke Energy’s personnel regarding any changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Duke Energy’s financial statements or related disclosures and (ii) each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party in connection with each Party’s preparation of its Annual Report for its year ended December 31, 2006.

(b) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information and (b) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(c) Third Party Agreements. Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 5.4. No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Except as expressly provided in Section 5.1 hereof, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party hereto to engage in any business or other activity that competes with the business of any other Party, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area. Except as expressly provided in the Ancillary Agreements, Duke Energy and the Duke Energy Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as GasCo and the GasCo Group, (ii) do business with any client or customer of GasCo and the GasCo Group, and (iii) employ or otherwise engage any officer or employee of GasCo and the GasCo Group, and neither Duke Energy nor the Duke Energy Group nor any officer or director thereof shall be liable to GasCo and the GasCo Group or its stockholders for breach of any fiduciary duty by reason of any such activities of Duke Energy or the Duke Energy Group or of such person’s participation therein.

(b) In the event that Duke Energy or any other member of the Duke Energy Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Duke Energy or any other member of the Duke Energy Group and GasCo or any other member of the GasCo Group, neither Duke Energy nor any other member of the Duke Energy Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to GasCo or any other member of the GasCo Group and shall not be liable to GasCo or any other member of the GasCo Group or to GasCo’s stockholders for breach of any fiduciary duty as a stockholder of GasCo by reason of the fact that Duke Energy or any other member of the Duke Energy Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to GasCo or any other member of the GasCo Group.

(c) In the event that GasCo or any other member of the GasCo Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Duke Energy or any other member of the Duke Energy Group and GasCo or any other member of the GasCo Group, neither GasCo nor any other member of the GasCo Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Duke Energy or any other member of the Duke Energy Group and shall not be liable to Duke Energy or any other member of the Duke Energy Group or to Duke Energy’s stockholders for breach of any fiduciary duty as a stockholder of GasCo by reason of the fact that GasCo or any other member of the GasCo Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Duke Energy or any other member of the Duke Energy Group.

(d) For the purposes of this Section 5.4, “corporate opportunities” of GasCo or any other member of the GasCo Group shall include, but not be limited to, business opportunities that GasCo or any other member of the GasCo Group are financially able to undertake, that are, by their nature, in a line of business of GasCo or any other member of the GasCo Group, including the Gas Business, are of practical advantage to them and are ones in which GasCo or any other member of the GasCo Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Duke Energy or any other member of the Duke Energy Group or any of their officers or directors will be brought into conflict with that of GasCo or any other member of the GasCo Group, and “corporate opportunities” of Duke Energy or any other member of the Duke Energy Group shall include, but not be limited to, business opportunities that Duke Energy or any other member of the Duke Energy Group are financially able to undertake, that are, by their nature, in a line of business of Duke Energy or any other member of the Duke Energy Group, including the Power Business, are of practical advantage to them and are ones in which Duke Energy or any other member of the Duke Energy Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GasCo or any other member of the GasCo Group or any of their officers or directors will be brought into conflict with that of Duke Energy or any other member of the Duke Energy Group.

ARTICLE VI

CONTINGENT GAINS AND LIABILITIES AND UNALLOCATED ASSETS AND LIABILITIES

Section 6.1. Unallocated Assets and Contingent Gains.

(a) As of the Effective Time, the Parties have identified no Unallocated Assets and there shall be a presumption that any Asset not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Power Asset or a Gas Asset. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(b) To the extent any benefit is received from any Unallocated Asset, that benefit (net of costs to realize) shall be shared among Duke Energy and GasCo in proportion to the Duke Energy Percentage and the GasCo Percentage, respectively, and shall be paid in accordance with Section 6.3.

(c) Contingent Gains not known as of the Distribution Date shall be referred to the Contingent Claim Committee for determination pursuant to the provisions of Section 6.4 of whether the Contingent Gain is a Exclusive Duke Energy Contingent Gain, an Exclusive GasCo Contingent Gain or an Unallocated Assets.

(d) As of the Distribution Date, all Contingent Gains are identified in Schedules 1.1(53) and 1.1(55), and such Contingent Gains are either Power Assets or Gas Assets, as provided in Section 1.1(117)(vi) and Section 1.1(62)(vi), respectively. There shall be a presumption that any Contingent Gain not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Power Asset or a Gas Asset. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(e) Any Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive Duke Energy Contingent Gain shall be a Power Asset as provided in Section 1.1(117)(vi), and shall be administered by Duke Energy and Duke Energy shall have the sole right to any benefit therefrom.

(f) Any Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive GasCo Contingent Gain shall be a Gas Asset as provided in Section 1.1(62)(vi), and shall be administered by GasCo and GasCo shall have the sole right to any benefit therefrom.

(g) Any Asset or Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Unallocated Asset shall be administered by Duke Energy. Duke Energy shall have sole and exclusive authority to commence, assign, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Unallocated Asset, it being understood that it is the present intent of the Parties that as soon as commercially practicable any Unallocated Asset shall be monetized and the proceeds distributed in accordance with Section 6.1(b). GasCo shall not take, or permit any member of the GasCo Group to take, any action (including commencing any claim) that would interfere with such rights and powers of any member of the Duke Energy Group.

(h) Duke Energy shall notify GasCo in the event that it commences an Action with respect to an Unallocated Asset; provided that the failure to provide such notice shall not give rise to any rights on the part of GasCo or against Duke Energy or affect any other provision of this Section 6.1. GasCo acknowledges that Duke Energy may elect not to pursue any action regarding any Unallocated Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than GasCo might have or any business reasons that are in the best interests of Duke Energy or a member of the Duke Energy Group, without regard to the best interests of any member of the GasCo Group and that no member of the Duke Energy Group shall have any liability to any Person (including any member of the GasCo Group as a result of any such determination).

Section 6.2. Unallocated Liabilities.

(a) As of the Distribution Date, Schedule 1.1(142)(iii) sets forth all known Unallocated Liabilities and there shall be a presumption that any Liability not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Power Liability or a Gas Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(b) Each of Duke Energy and GasCo shall be responsible for its Allocated Percentage of any Unallocated Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Unallocated Liability that such party was not consulted in the defense thereof, that such party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Unallocated Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability; provided, however, that neither Party shall settle an Unallocated Liability in a manner which would restrict or limit the future conduct of the other Party’s business or operations without such other Party’s consent.

(c) As of the Distribution Date, all known Contingent Liabilities are identified in Schedules 1.1(54) and 1.1(56), and such Contingent Liabilities are either Power Liabilities or Gas Liabilities pursuant to Section 1.1(120)(vii) and Section 1.1(65)(vi), respectively. The respective Party assigned a Contingent Liability as an Exclusive Duke Energy Contingent Liability or an Exclusive GasCo Contingent Liability shall be solely responsible for managing the defense of the claim, including, without limitation, whether to settle, and shall have sole responsibility, as between the GasCo Group and the Duke Energy Group, for the costs, expenses, liabilities and judgments associated with the Action, notwithstanding that any member of the GasCo Group (with respect to an Exclusive Duke Energy Contingent Liability) or any member of the Duke Energy Group (with respect to an Exclusive GasCo Contingent Liability) may have been named or remained a party defendant to the Action. There shall be a presumption that any Contingent Liability not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Power Liability or a Gas Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(d) Contingent Liabilities not known as of the Distribution Date, or otherwise not included in Schedules 1.1(54) and 1.1(56), shall be referred to the Contingent Claim Committee for determination pursuant to the provisions of Section 6.4 of whether the Contingent Liability is an Exclusive Duke Energy Contingent Liability, an Exclusive GasCo Contingent Liability or an Unallocated Liability

(i) Any Contingent Liability determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive Duke Energy Contingent Liability, shall be a Power Liability as provided in Section 1.1(120)(vii), and shall be administered by Duke Energy and Duke Energy shall indemnify GasCo from such Liability in accordance with ARTICLE VII.

(ii) Any Contingent Liability determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive GasCo Contingent Liability, shall be a GasCo Liability as provided in Section 1.1(65)(vi), and shall be administered by GasCo and GasCo shall indemnify Duke Energy from such Liability in accordance with ARTICLE VII.

(iii) Except as set forth in Schedule 1.1(142)(iii), Duke Energy shall assume the defense of, and may seek to settle or compromise, any claim determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Unallocated Liability, and the costs and expenses (including allocated costs of in-house counsel and other personnel) thereof shall be included in the calculation of the amount of the applicable Unallocated Liability in determining the reimbursement obligations of the other parties with respect thereto.

(e) Schedule 1.1(142)(iii) indicates, to the extent so identifiable on the date hereof, the Party that shall be responsible for administering each item set forth therein and any special procedures to be applied in administering or allocating the Liability associated with each Unallocated Liability set forth therein.

Section 6.3. Payments.

(a) Any amount owed in respect of any Unallocated Liabilities (including reimbursement for the cost or expense (including allocated costs of in-house counsel and other personnel) of defense of):

(i) any Third Party Claim that is an Unallocated Liability, or

(ii) any Unallocated Asset pursuant to this ARTICLE VI,

shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

(b) In the case of any Unallocated Liability, the Party responsible for the administration of such Unallocated Liability shall be entitled to reimbursement from the other Party in advance of a final determination of any Action for amounts paid in respect of costs and expenses (including allocated costs of in-house counsel and other personnel) related thereto, from time to time as such costs and expenses are incurred. In the case of any Unallocated Asset, Duke Energy shall be entitled to retain from the amount of the Unallocated Assets otherwise payable to GasCo, GasCo’s respective Allocated Percentage of the costs and expenses (including allocated costs of in-house counsel and other personnel) paid or incurred by or on behalf of any member of the Duke Energy Group in connection with such Unallocated Assets.

(c) Any amounts billed and properly payable in accordance with this ARTICLE VI that are not paid within 45 days of such bill shall bear interest at the Prime Rate plus 2% per annum.

Section 6.4. Procedures to Determine Status of Liability or Asset.

(a) On the Distribution Date, Duke Energy and GasCo will form a Contingent Claim Committee of two persons and comprised of the general counsel or chief legal officer of Duke Energy and GasCo (as appropriate), or their respective delegates, for the purpose of resolving whether:

(i) any Contingent Liability not identified in the schedules to this Agreement is a Power Liability, Gas Liability or Unallocated Liability; or

(ii) any Contingent Gain or Unallocated Asset not identified in the schedules to this Agreement is a Power Asset, Gas Asset or Unallocated Asset.

(b) If any Party or any member of such Party’s Group shall receive notice or otherwise learn of an Asset that may reasonably be determined to be an Unallocated Asset or Contingent Gain, or the assertion of a Third Party Claim which may reasonably be determined to be a Contingent Liability or an Unallocated Liability, not identified in the schedules to this Agreement, such Party shall give the other Party and the Contingent Claim Committee written notice thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Asset, Liability or Third Party Claim. Thereafter, the Party shall deliver to the Contingent Claim Committee, promptly (and in any event within five (5) Business Days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter.

(c) The Contingent Claim Committee’s determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on all of the Parties and their respective successors and assigns. In the event that the Contingent Claim Committee cannot reach a unanimous determination as to the nature or status of any such Contingent Liabilities or Contingent Gains within 30 days after such referral, the issue shall be submitted for arbitration before a single arbitrator pursuant to the procedures set forth in ARTICLE IX of this Agreement; provided, however, that no Dispute Notice or executive arbitration procedure as set forth in Section 9.1 shall be required. The outcome of the arbitration pursuant to ARTICLE IX shall be final and binding on all parties and their respective successors and assigns.

(d) In resolving, with respect to any Action not specifically addressed in this Agreement (regardless of whether such matters are currently pending but not set forth or are asserted or filed hereafter), whether

(i) any Contingent Gain is an Unallocated Asset, an Exclusive Duke Energy Contingent Gain or an Exclusive GasCo Contingent Gain or

(ii) any Contingent Liability is an Unallocated Liability, an Exclusive Duke Energy Contingent Liability, or an Exclusive GasCo Contingent Liability,

the categorization of Contingent Claims and Contingent Liabilities reflected in Schedules 1.1(54), 1.1(56), 1.1(65)(viii) and 1.1(119)(vi), whereby the Parties have assigned existing claims based on whether the claim or contingent liability principally relates to the Gas Business or the Power Business, shall be considered and used as a precedential guide.

(e) Duke Energy may, but shall not be obligated to, commence prosecution or defense of such matters pending decision of the Contingent Claims Committee (or decision of the arbitrator, if applicable). In the event that Duke Energy commences any such prosecution or defense and, upon resolution of the dispute, GasCo is determined hereunder to have the exclusive right or obligation to such claim or right, Duke Energy shall, promptly upon the request of GasCo, discontinue the prosecution or defense of such matter and transfer the control thereof to GasCo. In such event, GasCo will reimburse Duke Energy for all costs and expenses (including allocated costs of in-house counsel and other personnel), reasonably incurred prior to resolution of such dispute in the prosecution or defense of such claim or right.

(f) At any time or from time to time prior to the Distribution Date, the chief legal officer of Duke Energy, following consultation with the designated person to be the chief legal officer of GasCo, may amend or supplement any of Schedules 1.1(54), 1.1(56), 1.1(65)(viii), 1.1(120)(vi) and 1.1(142)(iii)).

Section 6.5. Certain Case Allocation Matters. The parties agree that if any Action not listed or described on Schedules 1.1(54), 1.1(56), 1.1(65)(viii), 1.1(120)(vi) or 1.1(142)(iii)

involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Liabilities of different Parties, they will use their commercially reasonable efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses (including allocated costs of in-house counsel and other personnel)) shall be treated as Exclusive Contingent Liabilities of the appropriate Party and so that each Party shall have the rights and obligations with respect to each such claim (including pursuant to ARTICLE VI hereof) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, (a) all costs and expenses associated with such claims and incurred prior to the separation of the claims shall, unless otherwise provided in this Agreement, be shared in accordance with their Allocated Percentages, and (b) this Section 6.5 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.

Section 6.6. Cooperation In Defense And Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or liability of a particular Action, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action matter.

(c) Each of Duke Energy and GasCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third-Party with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith.

(d) If, in the case of any Action involving a matter contemplated by Section 6.6(c), there is a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-responsible Party or such Party’s business or operations, such Party shall be entitled to retain, at the responsible Party’s Expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the responsible Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the named Party.

ARTICLE VII

RELEASES AND INDEMNIFICATION

Section 7.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise provided in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this ARTICLE VII, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with all activities to implement the Distributions and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall remise, release or discharge any rights or claims that any Party may have against any shareholder, director, officer, agent or employee of any member of such other Party’s Group (in their respective capacities as such) as a result of any unlawful or fraudulent conduct by such shareholder, director, officer, agent or employee of any member of such other Party’s Group.

(b) Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i) any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Duke Energy, any Power Liability and (B) with respect to GasCo, any Gas Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(v) any Liability with respect to an Unallocated Liability pursuant to ARTICLE VI; or

(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a third-party, which Liability shall be governed by the provisions of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release Duke Energy from indemnifying any director, officer or employee of GasCo who was a director, officer or employee of Duke Energy or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution Date, it being understood that if the underlying obligation giving rise to such Action is a Gas Liability, GasCo shall indemnify Duke Energy for such Liability (including Duke Energy’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE VII.

(c) Each Party shall not, and shall not permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any and all Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 7.1(a) and 7.1(b).

(e) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 7.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE VII.

(f) At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.

Section 7.2. Indemnification by Duke Energy. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Date, Duke Energy shall indemnify, defend and hold harmless the GasCo Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Power Liabilities (including, as provided in Section 1.1(120)(vii), the Exclusive Duke Energy Contingent Liabilities) or the Duke Energy Percentage of any Unallocated Liabilities, or (ii) any breach by any member of the Duke Energy Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.3. Indemnification by GasCo. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, GasCo shall indemnify, defend and hold harmless the Duke Energy Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Gas Liabilities (including, as provided in Section 1.1(65)(vi), the Exclusive GasCo Contingent Liabilities) or the GasCo Percentage of any Unallocated Liabilities, or (ii) any breach by GasCo or any member of the GasCo Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4. Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.4(b)), within ten (10) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).

(b) Third Party Claims. If a claim or demand is made against a Duke Energy Indemnitee or a GasCo Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of an Unallocated Liability (the defense of which shall be controlled as provided for in ARTICLE VI) or any Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee(s) business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the Indemnifying Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).

(d) Other than in the case of an Unallocated Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Unallocated Liability (which shall be governed by Section 6.4) without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Unallocated Liability which, with respect to the subject matter of this Section 7.4(f), shall be governed by Section 6.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Unallocated Liability, such matters are addressed in ARTICLE VI.

(g) Except as otherwise provided in Section 11.21, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Gas Liability or Power Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE VII against any Indemnifying Party.

Section 7.5. Indemnification Payments. Indemnification required by this ARTICLE VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 7.6. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE VII, including in respect of any Unallocated Liability, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”) and (iii) will be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE VII to any Indemnitee pursuant to this ARTICLE VII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this ARTICLE VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” as used in this ARTICLE VII means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any theoretical reduction in Tax realizable (assuming a hypothetical effective tax rate of 40%) by the Indemnitee as the result of sustaining or paying such Liabilities after taking into account any Tax incurred on the receipt of Insurance Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities that will be incurred by the Indemnitee as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnitee has in its assets.

Section 7.7. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any and all Liabilities.

ARTICLE VIII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VIII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VII, and subject to appropriate restrictions for classified, privileged or Confidential Information:

(a) After the Distribution Date, upon the prior written request by GasCo for specific and identified Information which relates to (x) GasCo or the conduct of the Gas

Business, as the case may be, up to the Distribution Date, or (y) any Ancillary Agreement to which Duke Energy and GasCo are parties, Duke Energy shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Duke Energy or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b) After the Distribution Date, upon the prior written request by Duke Energy for specific and identified Information which relates to (x) Duke Energy or the conduct of the Power Business up to the Distribution Date, or (y) any Ancillary Agreement to which GasCo and Duke Energy are parties, GasCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of GasCo or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

Section 8.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII, from and after the Distribution Date, each of Duke Energy and GasCo shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to the requirements of any applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are Parties. Nothing in this Section 8.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information.

Section 8.3. Witness Services. At all times from and after the Effective Time, each of Duke Energy and GasCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party.

Section 8.4. Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time the Parties shall hold, and shall cause each of their respective

Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Gas Business or the Power Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.4(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 11.9.

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Distribution Date. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

Section 8.5. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Duke Energy Group and the GasCo Group, and that each of the members of the Duke Energy Group and the GasCo Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Duke Energy or GasCo, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i) Duke Energy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Power Business, whether or not the privileged information is in the possession of or under the control of Duke Energy or GasCo. Duke Energy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Power Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Duke Energy, whether or not the privileged information is in the possession of or under the control of Duke Energy or GasCo; and

(ii) GasCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Gas Business, whether or not the privileged information is in the possession of or under the control of Duke Energy or GasCo. GasCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Gas Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by GasCo, whether or not the privileged information is in the possession of or under the control of Duke Energy or GasCo.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Section 8.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Duke Energy and GasCo in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Duke Energy and GasCo as set forth in Section 8.4 and Section 8.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.6, Section 8.1 and Section 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.6 and Section 8.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.6 and Section 8.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.6. Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 8.7. Other Agreements. The rights and obligations granted under this ARTICLE VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Negotiation.

(a) Except as specifically provided in Section 6.4, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsel or chief legal officer (as appropriate) of the relevant Parties (or such other executive officer designated by the relevant Party) shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”) and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Within 10 Business Days of receipt of the Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments supporting that position the name and title of the executive who will represent the party and any other person(s) who will attend settlement meetings. If the aggregate amount in controversy, dispute or claim (or any series of related controversies, disputes or claims), as set forth in the Dispute Notice and the applicable response, is less than $100,000, the Parties agree that such controversy, dispute or claim shall not be submitted to Arbitration pursuant to Section 9.2 and that the Party who shall have submitted the Dispute Notice shall have no further recourse under this ARTICLE IX.

(b) In the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 9.1, and if arbitration proceedings are initiated pursuant to Section 9.2 within 180 days following receipt of the Dispute Notice, (a) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (b) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration, but shall be considered as to have been disclosed for settlement purposes.

Section 9.2. Arbitration. If the Agreement Dispute has not been resolved for any reason after fifteen (15) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be finally determined, at the request of any relevant Party, by arbitration conducted where the Parties agree it would be most convenient, and in the absence of agreement in New York City, before and in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, except as modified herein (the “Rules”).

Section 9.3. Selection of Arbitrator(s). In the event that any Party’s claim or counterclaims equals or exceed $3 million (except for any claim or counterclaims pursuant to Section 6.4), exclusive of interest or attorneys’ fees, the Agreement Dispute shall be heard and determined by three (3) arbitrators; otherwise, the Agreement Dispute shall be heard and determined by one (1) arbitrator. In the event that one arbitrator shall hear the Agreement Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to agree on an arbitrator within 30 days of the receipt by respondent of a copy of the demand for arbitration, then the arbitrator shall be selected and appointed by the International Institute for Conflict Prevention & Resolution (“CPR”) in accordance with the listing and ranking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. In the event that three arbitrators shall hear the Agreement Dispute, and if there are only two Parties to the arbitration, each Party shall appoint its arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the CPR in accordance with the listing and ranking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, CPR shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrator(s), whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE IX shall be determined by the arbitrator(s).

Section 9.4. Arbitration Procedures. The arbitrator(s) shall attempt to resolve the disputed based on pleadings, sworn statements and other written materials without the need for live hearings. In the event the arbitrator(s) determine that oral argument is beneficial to the arbitrator(s) understanding of the issues, oral argument may be conducted. In the event the arbitrator(s) determine that live hearings are necessary for the proper resolution of the dispute, a hearing shall be conducted. Any oral argument to be conducted shall be held no later than 150 days following appointment of the arbitrator(s). Any hearing to be conducted shall be held no later than 180 days following appointment of the arbitrator(s).

Section 9.5. Discovery. The arbitrator(s), consistent with the expedited nature of arbitration, shall permit discovery only if there is clear and convincing evidence that discovery is necessary. If the arbitrator(s) so determine, they may permit limited document discovery and no more than three depositions per party of no more than 8 hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within 90 days following the appointment of the arbitrator(s). Adherence to formal rules of evidence shall not be required and the arbitrator(s) shall consider any evidence and testimony that the arbitrator(s) determine to be relevant, in accordance with the Rules and procedures that the arbitrator(s) determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrator(s) shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section 9.6. Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. All negotiations, conferences and discussions pursuant to this ARTICLE IX shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 9.7. Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute or to require witnesses to obey subpoenas issued by the arbitrator(s). Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrator(s) and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 9.8. Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this ARTICLE IX, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

Section 9.9. Awards. The arbitrator(s) shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the submission of all written materials in support of and in opposition to any claim, or if there is a hearing, within 30 days of such hearing. The arbitrator(s) shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrator(s) are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.

Section 9.10. Costs. If any Party attempts, unsuccessfully, to prevent an Arbitration Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in this Agreement or in any Ancillary Agreement, the arbitrator(s) may apportion the costs of arbitration between or among the Parties in such a manner as the arbitrator deem reasonable, taking into account the facts and circumstances of the case.

Section 9.11. Adherence to Time Limits. In accepting appointment, an arbitrator shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this ARTICLE IX or in the Rules may be modified upon written agreement of the parties and the arbitrator(s) or by order of the arbitrator(s) for good cause shown. Any failure of the arbitrator(s) to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets. The Gas Assets and Power Assets shall include (i) any and all rights of an insured Party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of GasCo and Duke Energy contemplated by and subject to the provisions of this ARTICLE X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any Party in or in connection with the conduct of the Gas Business or, to the extent any claim is made against GasCo or any of its Subsidiaries, the conduct of the Power Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Shared Policies, or any of them, to GasCo, and (ii) the Gas Policies.

Section 10.2. Directors and Officers and Fiduciary Liability Policies.

(a) Duke Energy shall purchase Directors and Officers liability insurance Policies having total limits of $350 million, consisting of $200 million of Side A and Side B coverage and $125 million of Excess Side A Difference in Conditions coverage and having a policy period incepting on the Distribution Date, or the expiration date of the current Duke Energy Directors and Officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Duke Energy and the insured persons of Duke Energy prior to the Distribution Date and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Duke Energy Directors and Officers liability insurance program incepting on April 3, 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. Duke Energy shall provide GasCo with copies of the D&O Tail Policies within a reasonable time after the Policies are issued.

(b) Duke Energy shall purchase fiduciary liability insurance Policies having total limits of $125 million and having a policy period incepting on the Distribution Date, or the expiration date of the current Duke Energy fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid by Duke Energy for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Duke Energy and the insured persons of Duke Energy prior to the Distribution and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Duke Energy fiduciary liability insurance program incepting on April 3, 2006, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. Duke Energy shall provide GasCo with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued.

(c) Subject to ARTICLE VII, each Party shall pay its Allocated Percentage of any D&O Tail Policy deductible (or retention, as the case may be) on Side B coverage (and/or any Fiduciary Tail Policy deductible (or retention as the case may be).

(d) To the extent that Duke Energy is unable prior to the Distribution Date to obtain any of the policies as provided for in paragraphs (a) and (b) of this Section 10.2, then, with respect to claims based on wrongful acts on or before the Distribution Date, Duke Energy shall use commercially reasonable efforts to secure appropriate alternative insurance arrangements on the applicable standalone insurance policies for Duke Energy and GasCo to provide benefits on terms and conditions (including policy limits) in favor of GasCo and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a) and (b) of this Section 10.2. With respect to such alternative insurance arrangements, Duke Energy and GasCo shall be responsible for their own costs under their applicable standalone insurance policies. Duke Energy shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Distribution Date to the extent such exclusion would preclude coverage for GasCo and/or the insured persons thereof, but would not preclude coverage for Duke Energy and/or the insured persons thereof.

Section 10.3. Shared Policies.

(a) With respect to the Shared Policies of workers’ compensation, automobile liability and general liability insurance, for claims that arise out of occurrences that occur prior to the Distribution Date, Duke Energy will continue to provide GasCo with access to such Shared Policies and shall reasonably cooperate with GasCo and take commercially reasonable actions as may be necessary or advisable to assist GasCo in submitting such claims to which such Shared Policies are responsive; provided, that GasCo shall be responsible for any deductibles or co-payments legally due and owing relating to such claims and Duke Energy shall not be required to maintain such Shared Policies beyond their current terms.

(b) With respect to Shared Policies of general liability insurance, if an Occurrence for which coverage is available under Third Party Policies happens prior to the Distribution Date, and a claim arising therefrom has been or is eventually asserted against GasCo and such claim is reported by GasCo to Duke Energy on or before the date that occurs six (6) months after the Distribution Date, then Duke Energy will continue to provide GasCo with access to such Shared Policies and shall reasonably cooperate with GasCo and take commercially reasonable actions as may be necessary or advisable to assist GasCo in submitting such claims to which such Shared Policies are responsive, provided that GasCo shall be responsible for any deductibles on co-payments legally due and owing to such claims.

(c) If an occurrence happens after the Distribution date, or an occurrence prior to the Distribution Date is not reported by GasCo to Duke Energy on or before the date that occurs six (6) months after the Distribution Date, then no Shared Policies shall be available for payment of any damages, costs of defense, or other sums with respect to such occurrence, and GasCo agrees and covenants (on behalf of itself, each Company and each Subsidiary and any other Affiliate of GasCo) not to make any claim or assert any rights against Duke Energy of any Non-Company Affiliate pursuant to this Section 10.3.

(d) With respect to all Shared Policies, for claims that arise out of occurrences that occur prior to the Distribution Date, GasCo shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies for its claims. Duke Energy will be responsible for bearing the full amount of the deductible and/or any claims costs and expenses that are not covered under such insurance policies for its claims.

Section 10.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 10.3 hereof, from and after the Distribution Date, Duke Energy shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Unallocated Liabilities, Gas Liabilities and Power Liabilities; provided, that the retention of such responsibilities by Duke Energy is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and; provided, further, that Duke Energy’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured

Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. Duke Energy may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties or to GasCo with 30 days’ notice pursuant to Section 11.6. Each of the parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Duke Energy related to Claims Administration and Insurance Administration are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. Duke Energy shall be responsible for obtaining and reviewing the appropriateness of releases upon settlement of any claims under the D&O Tail Policies and the Fiduciary Tail Policies.

(b) Exceeding Policy Limits. Where Gas Liabilities are specifically covered under a Shared Policy for periods prior to the Distribution Date, or where such Shared Policy covers claims made after the Distribution Date with respect to an occurrence prior to the Distribution Date, then from and after the Distribution Date, GasCo may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.3 or Section 10.4(d) hereof), subject to the terms of this Section 10.4. It is expressly understood that so long as Duke Energy is an Affiliate of GasCo prior to the Distribution Date, Duke Energy may claim such coverage on behalf of Gas Co.

(c) Claims Not Reimbursed. Except as set forth in this Section 10.4, Duke Energy and GasCo shall not be liable to one another for claims, or portions of claims, not reimbursed by insurers for any reason not within the control of Duke Energy or GasCo, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Duke Energy or GasCo or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to ARTICLE VII.

(d) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of Duke Energy, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to Duke Energy with respect to Power Liabilities and GasCo with respect to Gas Liabilities. Payments of proceeds from insurance to Duke Energy with respect to any Unallocated Liability shall be paid to the Parties in accordance with their respective Allocated Percentage. In the event that the aggregate limits on any Shared Policies (except in the case of any Unallocated Liability which is covered in the preceding sentence) are exceeded by the aggregate of outstanding Insured Claims by the Parties, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(e) Allocation of Deductibles. In the event that the Parties have bona fide claims under any Shared Policy for which a deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy pursuant to Section 10.4(d), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

Section 10.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this ARTICLE X shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.6. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.7. Certain Matters Relating to Duke Energy’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Duke Energy shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Duke Energy immediately after the Distribution Date, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were directors, officers, employees, fiduciaries or agents of Duke Energy, GasCo or a member of the GasCo Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

Section 10.8. Miscellaneous.

(a) Nothing in this Agreement shall be deemed to restrict GasCo or Duke Energy from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Distribution Date, GasCo and Duke Energy shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs.

(b) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

Section 10.9. Captive Insurance.

(a) On or before the Distribution Date, the Parties shall transfer, or retain, as applicable, the respective interests in certain captive insurance companies of Duke Energy, as follows:

(i) the assets and liabilities of Westcoast Indemnity Company Limited shall be retained by Westcoast Indemnity Company Limited (which shall be a member of the GasCo Group);

(ii) the assets and liabilities of Cinergy Risk Solutions Limited shall be retained by Cinergy Risk Solutions Limited (which shall be a member of the Duke Energy Group);

(iii) the assets and liabilities of Bison Insurance Company Limited shall be allocated between Duke Energy and GasCo subject to this Section 10.9 (and Bison Insurance Company Limited shall be a member of the Duke Energy Group); and

(iv) the assets and liabilities of NorthSouth Insurance Company Limited shall be retained by NorthSouth Insurance Company Limited (which shall be a member of the Duke Energy Group).

(b) At the Effective Time (or such earlier time as the Parties may agree),

(i) a GasCo captive insurance company will be incorporated and established as a member of the GasCo Group (“Gasco Captive”),

(ii) the Liabilities of Bison Insurance Company Limited relating to reserves or claims relating to any member of the GasCo Group or to the Gas Business, including those listed or described in Schedule 10.9(b), will be allocated to GasCo Captive; and

(iii) Bison Insurance Company Limited will transfer to GasCo Captive such assets as are sufficient to (A) satisfy such reserves or claims as are transferred to GasCo Captive and (B) create equity surplus to meet minimum regulatory capital requirements of the applicable insurance regulatory Governmental Entity.

(c) On the transfer and assumption of assets and Liabilities set forth in this Section, each Party, on behalf of itself and every member of its respective Group, shall, for itself,

its successors and assigns, forever release the other Party and all members of such Party’s Group for any Liability whatsoever relating to (a) the captive insurance companies described above, (b) the allocation of Assets and Liabilities of any of the captive insurance companies described above (including whether sufficient Assets were transferred to satisfy such Liabilities), and (c) any other claim relating to, arising out of, or deriving from the captive insurance companies described above.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of such Ancillary Agreement shall control.

Section 11.2. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5. Expenses.

(a) Except as otherwise expressly provided (i) in this Agreement (including paragraphs (b), (c) and (d) of this Section 11.5) or (ii) the Ancillary Agreements, the Parties agree that all out-of-pocket fees and expenses (including the costs to obtain or economic effect of any Consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Separation as a result of the consummation of the Separation, shall be borne and paid by the Person incurring such cost or Liability.

(b) Each of Duke Energy and GasCo shall be responsible for payment of their respective outside advisors for all work performed, whether in connection with the Separation or otherwise, prior to, on or after the Effective Time, provided, however, that Duke Energy shall pay all fees earned, and all costs and expenses incurred, prior to the Effective Time directly related to the Separation by the entities listed or described on Schedule 11.5(b) and payable to such entities.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that such expenses incurred prior to and up to the date the date that is six (6) months after the Effective Time shall be borne and paid by the Party incurring such expense in complying with such request; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, following the six (6) month anniversary of the Effective Time, the requesting Party shall be responsible for the other Party’s internal fees, costs and expenses (e.g., salaries of personnel) incurred.

Section 11.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To Duke Energy:

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attn: Chief Legal Officer

Facsimile: (704) 382-8137

To GasCo:

________________________

5400 Westheimer Court

Houston, Texas 77056

Attn: General Counsel

Facsimile: (713)

Section 11.7. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 11.8. Amendments. Subject to the terms of Section 11.11, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 11.9. Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10. Successors and Assigns. Subject to Section 11.9, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.11. Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including ARTICLE VII (Indemnification) hereof) may be terminated and abandoned at any time prior to the Effective Time by and in the sole discretion of Duke Energy without the approval of GasCo or the stockholders of Duke Energy. In the event of such termination, no Party shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 11.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE VI and ARTICLE VII).

Section 11.14. Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement or any Ancillary Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.

Section 11.15. Third Party Beneficiaries. Except as provided in ARTICLE VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.16. Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.17. Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.18. Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or at the Distribution shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York.

Section 11.19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 11.20. Consent to Jurisdiction. Subject to the provisions of ARTICLE IX, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 11.6 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.20. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.21. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States, or any other court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.22. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.22.

Section 11.23. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.24. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.25. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.26. Authorization. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the day and year first above written.

DUKE ENERGY CORPORATION

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